Exhibit 99.1

Emerald Oil Announces Increased Borrowing Base under its Revolving Credit Facility

DENVER, CO – December 1, 2014 — Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced an increase to the borrowing base under its revolving credit facilty. The bank syndicate completed its regular semi-annual redetermination of the borrowing base, resulting in an increase from $200 million to $250 million. The next redetermination of the borrowing base is scheduled for April 1, 2015.

About Emerald Oil

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President of Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com